Exhibit 99.1

HILLTOP HOLDINGS INC. ANNOUNCES
SECOND QUARTER 2007 RESULTS

DENVER, CO — (BUSINESS WIRE) — August 8, 2007 — Hilltop Holdings Inc. (NYSE:HTH), formerly known as Affordable Residential Communities Inc., today announced results for the second quarter ended June 30, 2007.

Second Quarter Operating Results

Consolidated gross revenue for the second quarter of 2007, which includes the Company’s insurance operations and its manufactured home communities business, as the assets of the Company were not sold until after the close of the second quarter 2007, was $94.8 million as compared to $83.1 million in the first quarter of 2007 and to $61.5 million in the second quarter of 2006.  Net loss attributable to common stockholders for the second quarter of 2007 was ($9.9) million, or ($0.18) per share, compared to ($9.0) million, or ($0.17) per share, in the first quarter of 2007 and ($2.7) million, or ($0.06) per share, in the second quarter of 2006.  Results for the second quarter of 2006 include a gain on the sale of discontinued operations of $9.4 million, or $0.22 per share.

Net loss from continuing operations before income taxes and minority interest in the second quarter of 2007 was ($7.4) million, as compared to ($5.8) million in the first quarter of 2007, reflecting slightly lower net segment income from real estate and insurance operations.  As compared to the loss from continuing operations before income taxes and minority interest of ($13.1) million recorded in the second quarter of 2006, the loss from continuing operations in the second quarter of 2007 reflects income from the Company’s first quarter acquisition of NLASCO, as well as $1.5 million of increased net segment income from the real estate segment, reduced losses in the Company’s retail home sales, partially offset by increases in amortization expense, property management and general and administrative expense.

Net income from the Company’s property and casualty insurance business was $0.7 million for the second quarter of 2007, which includes $0.1 million in after-tax gains on the sale of investment securities.  The Company’s wholly-owned property and casualty insurance companies specialize in providing fire and homeowners insurance for low-value dwellings.   Gross premiums written totaled $41.2 million in the second quarter of 2007.

NLASCO’s loss and loss adjustment expense ratio (LAE ratio) for the three-month period-ended June 30, 2007 was 70.4%, as compared to 53.1% for the two-month period-ended March 31, 2007.  The increase is primarily due to an increase in the frequency of rain claims in the three-month period-ended June 30, 2007.   The underwriting expense ratio was 25.3% for the second quarter of 2007, an improvement over the underwriting expense ratio of 33.7% for the two-month period-ended March 31, 2007.  As a result, the combined ratio for the three-month period-ended June 30, 2007 was 95.7%, as compared to 86.8% for the two-month period-ended March 31, 2007.

Mr. Larry Willard, President and Chief Executive Officer commented, “Our property casualty insurance results were negatively affected by the frequency of storms in Texas and the corresponding reserving for losses associated with the same.  As we have been settling the claims arising from these storms, we are experiencing reserves in excess of settlements, due to our conservative reserve policy.”

Balance Sheet and Regulatory Capital

The market value of NLASCO’s cash and investment portfolio $176.7 million at June 30, 2007, compared with $169.8 million at March 31, 2007.   Bonds, cash and short-term investments constitute $166.5 million, or 94.2%, of NLASCO’s cash and investments at June 30, 2007.   The Company’s reserve for unpaid losses, including reinsurance recoverables, was $21.8 million at June 30, 2007.

Regulations of the Texas Department of Insurance require insurance companies to maintain minimum levels of statutory surplus to ensure their ability to meet their obligations to policyholders. At June 30, 2007, the Company’s insurance subsidiaries had statutory surplus in excess of the minimum required.

The National Association of Insurance Commissioners (NAIC) has adopted the risk-based capital (RBC) formula for insurance companies that establishes minimum capital requirements relating to insurance risk, asset credit risk, interest rate risk and business risk. The formula is used by the NAIC and certain state insurance regulators as an early warning tool to identify companies that require additional scrutiny or regulatory action. At June 30, 2007, the Company’s insurance subsidiaries’ RBC ratio exceeded the level at which regulatory action would be required.

Subsequent Event

On July 31, 2007, the Company completed the sale of its manufactured home communities business, including the operating assets used in the Company’s manufactured home communities business and its manufactured home retail sales and financing businesses.  As the required shareholder approval was not obtained until after the close of the quarter, the former manufactured home communities business is listed as a continuing operation.   Under the terms of the agreement and after giving effect to estimated expenses and taxes, the amount realized by the Company was approximately $550 million, net of retained debt and preferred stock.  The gross proceeds to the Company were $1.794 billion consisting of cash and assumed debt, subject to adjustment.  The Company retained approximately $125.0 million par value of Series A Preferred Stock and $90.9 million of Senior Exchangeable Notes Due 2025, and will use a portion of the proceeds from the sale for liquidation of the operating partnership (OP) units of Affordable Residential Communities LP.

Mr Willard commented, “The transformation of the Company continues to progress. We expect the use of proceeds from the sale of our manufactured home communities business to enable us to make opportunistic acquisitions, which will create long-term value for shareholders.  We look forward to updating investors about these plans, as they are carried out.”

As previously announced the Company will not be holding an earnings conference call this quarter.

About Hilltop Holdings Inc.

Hilltop Holdings Inc. (“HTH”), through its NLASCO subsidiary, is a property and casualty insurance company focused on providing fire and homeowners insurance for low value dwellings and manufactured homes in the south, southeastern and southwestern United States through National Lloyds, rated “A” by AM Best and American Summit, rated “A-” by AM Best.  The Company’s products are distributed through approximately 6,600 independent agents in 23 states.

HTH owns NLASCO, a company that specializes in providing fire and homeowners insurance to low value dwellings and manufactured homes primarily in Texas and other areas of the south, southeastern and southwestern United States.  NLASCO operates through its wholly-owned subsidiaries, National Lloyds Insurance Company (“NLIC”) and American Summit Insurance Company (“ASIC”).

CONTACTS

Hilltop Holdings Inc.
Larry Willard, President and Chief Executive Officer
(866) 847-8931

or

ICR, LLC
Brad Cohen, (203) 682-8211
Brad.cohen@icrinc.com

Glossary of Insurance Terms

Underwriting Expense Ratio - This represents the percentage of a company’s net premiums written that went toward underwriting expenses, such as commissions to agents and brokers, state and municipal taxes, salaries, employee benefits and other operating costs. The ratio is computed by dividing underwriting expenses less fee and other income plus depreciation and amortization by net premiums earned. A company with an underwriting expense ratio of 31.3% is spending more than 31 cents of every dollar of net premiums written to pay underwriting costs. It should be noted that different lines of business have intrinsically differing expense ratios.

Loss Adjustment Expense Ratio - The ratio of incurred losses and loss-adjustment expenses to net premiums earned. This ratio measures the company’s underlying profitability, or loss experience, on its total book of business.

Combined Ratio - The sum of the LAE and expense ratios. This ratio measures the company’s overall underwriting profitability, and a combined ratio of less than 100 indicates an underwriting profit.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The forward-looking statements contained in this news release are subject to certain risks and uncertainties including, but not limited to, statements about the Company’s plans, objectives, expectations and intentions and other statements that are not historical facts.  Actual results may differ materially from those set forth in the forward-looking statements.  The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: general risks affecting the real estate industry; the Company’s ability to maintain or increase rental rates and occupancy with respect to properties currently owned; the Company’s assumptions on rental home and home sales and financing activity; completion of pending acquisitions and sales, if any, and terms of and timing with respect thereto; the Company’s growth and expansion into new markets or successful integration of acquisitions; and the effect of interest rates.  Additional factors that could cause the Company’s results to differ materially from those described in the forward-looking statements can be found in the Company’s 2006 Annual Report on Form 10-K (included under the heading “Forward-Looking Statements”), and in the Company’s Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s internet site (http://www.sec.gov).  The forward-looking statements contained in this news release speak only as of the date of the release, and the Company assumes no obligation to update the forward-looking statements or update the reasons why actual results could differ from those contained in the forward-looking statements.

[DATA SHEETS TO FOLLOW]

Hilltop Holdings Inc.
Unaudited Consolidated Statements of Operations
(Amounts in thousands, except per share data)

	Three Months Ended			Six Months Ended
	Mar. 31,	June 30,		June 30,
	2007	2007	2006	2007	2006
Revenue
Rental income	$53,642	$54,274	$51,959	$107,916	$102,865
Net premiums earned	16,719	26,478	—	43,197	—
Sales of manufactured homes	2,535	2,952	2,993	5,486	5,665
Utility and other income	7,120	6,843	6,270	13,963	12,747
Fee and other insurance income	1,317	1,784	—	3,101	—
Net investment income	1,331	1,940	—	3,270	—
Net realized gains on sales of investments	66	117	—	184	—
Net consumer finance interest income	374	388	245	762	424
Total revenue	83,104	94,776	61,467	177,879	121,701
Expenses
Property operations	17,589	17,873	16,256	35,461	32,678
Real estate taxes	4,837	4,843	5,024	9,680	10,160
Losses and loss adjustment expenses.	8,877	18,638	—	27,515	—
Cost of manufactured homes sold.	2,090	2,438	2,565	4,527	4,874
Retail home sales, finance and other.	1,864	2,094	2,830	3,958	4,728
Property management	1,847	1,971	1,586	3,818	3,178
General and administrative.	5,385	5,597	4,991	10,982	9,412
Underwriting expenses.	6,603	7,933	—	14,536	—
Depreciation and amortization	21,865	21,745	21,775	43,611	43,386
Loss on sale of airplane	—	—	—	—	541
Interest expense.	18,488	19,663	20,006	38,151	39,587
Total expenses.	89,445	102,795	75,033	192,239	148,544
Interest income	(494)	(643)	(448)	(1,137)	(871)
Loss from continuing operations before income tax benefit and allocation to minority interest	(5,847)	(7,376)	(13,118)	(13,223)	(25,972)
Income taxes on continuing operations.	(687)	(256)	3,372	(943)	4,571
Loss from continuing operations before allocation to minority interest	(6,534)	(7,632)	(9,746)	(14,166)	(21,401)
Minority interest.	271	256	166	527	402
Loss from continuing operations	(6,263)	(7,376)	(9,580)	(13,639)	(20,999)
(Loss) income from discontinued operations	(128)	22	689	(106)	2,381
Gain on sale of discontinued operations.	—	—	15,613	—	25,909
Income tax expense from discontinued operations	—	—	(6,521)	—	(11,316)
Minority interest in discontinued operations	4	(1)	(343)	3	(596)
Net loss	(6,387)	(7,355)	(142)	(13,742)	(4,621)
Preferred stock dividend	(2,578)	(2,578)	(2,578)	(5,156)	(5,156)
Net loss attributable to common stockholders	$(8,965)	$(9,933)	$(2,720)	$(18,898)	$(9,777)

Loss per share from continuing operations
Basic loss per share	$(0.17)	$(0.18)	$(0.28)	$(0.35)	$(0.60)
Diluted loss per share	$(0.17)	$(0.18)	$(0.28)	$(0.35)	$(0.60)

Income per share from discontinued operations
Basic income per share	$—	$—	$0.22	$—	$0.38
Diluted income per share	$—	$—	$0.22	$—	$0.38

Loss per share attributable to common stockholders
Basic loss per share.	$(0.17)	$(0.18)	$(0.06)	$(0.35)	$(0.22)
Diluted loss per share.	$(0.17)	$(0.18)	$(0.06)	$(0.35)	$(0.22)

Weighted average share information
Common shares outstanding	52,328	56,394	43,696	54,372	43,632

Hilltop Holdings Inc.
Unaudited Real Estate Net Segment Income
(Amounts in thousands, except homesite data)

	Three Months Ended			Six Months Ended
	Mar. 31,	June 30,		June 30,
	2007	2007	2006	2007	2006

Average total homesites	57,264	57,269	57,242	57,267	57,227
Average total rental homes	9,717	9,759	9,324	9,737	9,295

Average occupied homesites - homeowners	38,380	38,171	39,666	38,270	39,912
Average occupied homesites - rental homes	8,817	9,107	8,128	8,949	7,854
Average total occupied homesites	47,197	47,278	47,794	47,219	47,766
Average occupancy - rental homes	90.7%	93.3%	87.2%	91.9%	84.5%
Average occupancy - total	82.4%	82.6%	83.5%	82.5%	83.5%

Real estate revenue
Homeowner rental income	$37,395	$37,322	$36,995	$74,717	$73,860
Home renter rental income	16,069	16,732	14,764	32,801	28,588
Other	178	220	200	398	417
Rental income	53,642	54,274	51,959	107,916	102,865
Utility and other income	6,972	6,782	6,180	13,754	12,471
Total real estate revenue	60,614	61,056	58,139	121,670	115,336
Real estate expenses
Property operations expenses	17,589	17,873	16,256	35,461	32,678
Real estate taxes.	4,837	4,843	5,024	9,680	10,160
Total real estate expenses	22,426	22,716	21,280	45,141	42,838

Real estate net segment income	$38,188	$38,340	$36,859	$76,529	$72,498

Average monthly rental income per total occupied homesite (1)	$379	$383	$362	$381	$359
Average monthly homeowner rental income per homeowner occupied homesite (2)	$325	$326	$311	$325	$308
Average monthly home renter income per occupied rental home (3)	$608	$612	$605	$611	$607

	June 30,
	2007	2006
Total communities	275	275
Total homesites	57,272	57,240
Occupied homesites	47,220	47,785
Total rental homes owned	9,788	9,409
Occupied rental homes	9,159	8,333

(1)             Average monthly rental income per occupied homesite is defined as rental income divided by average total occupied homesites divided by the number of months in the period.

(2)             Average monthly homeowner rental income per homeowner occupied homesite is defined as homeowner rental income divided by average homeowner occupied homesites divided by the number of months in the period.

(3)             Average monthly home renter income per occupied rental home is defined as home renter rental income divided by average occupied rental homes divided by the number of months in the period.

Hilltop Holdings Inc.
Unaudited Reconciliation of Net Segment Income to Net Loss
(Amounts in thousands)

	Three
	Months	Three Months Ended June 30,				Six Months
	Ended	2007				Ended June 30,
	Mar. 31,	Mfg.
	2007	Housing	Insurance	Total	2006	2007	2006
Total revenue
Real estate	$60,614	$61,056	$—	$61,056	$58,139	$121,670	$115,336
Property and casualty insurance	19,433	—	30,319	30,319	—	49,752	—
Retail home sales.	2,535	2,952	—	2,952	2,993	5,487	5,681
Finance and other	522	449	—	449	335	970	684
	83,104	64,457	30,319	94,776	61,467	177,879	121,701
Operating expenses, cost of manufactured homes sold and real estate taxes
Real estate.	22,426	22,716	—	22,716	21,280	45,141	42,838
Property and casualty insurance	15,480	—	26,571	26,571	—	42,051	—
Retail home sales	3,511	4,175	—	4,175	4,743	7,686	8,240
Finance and other	443	357	—	357	652	799	1,362
	41,860	27,248	26,571	53,819	26,675	95,677	52,440
Net segment income
Real estate	38,188	38,340	—	38,340	36,859	76,529	72,498
Property and casualty insurance	3,953	—	3,748	3,748	—	7,701	—
Retail home sales	(976)	(1,223)	—	(1,223)	(1,750)	(2,199)	(2,559)
Finance and other	79	92	—	92	(317)	171	(678)
	41,244	37,209	3,748	40,957	34,792	82,202	69,261

Property management expense	1,847	1,971	—	1,971	1,586	3,818	3,178
General and administrative expense.	5,385	5,597	—	5,597	4,991	10,982	9,412
Depreciation and amortization expense	21,865	21,202	543	21,745	21,775	43,611	43,386
Loss on sale of airplane	—	—	—	—	—	—	541
Interest expense	18,488	18,415	1,248	19,663	20,006	38,151	39,587
Interest income	(494)	(643)	—	(643)	(448)	(1,137)	(871)
Loss from continuing operations before income taxes and minority interest	(5,847)	(9,333)	1,957	(7,376)	(13,118)	(13,223)	(25,972)
Income taxes on continuing operations	(687)	1,013	(1,269)	(256)	3,372	(943)	4,571
(Loss) income from continuing operations before allocation to minority interest	(6,534)	(8,320)	688	(7,632)	(9,746)	(14,166)	(21,401)
Minority interest	271	289	(33)	256	166	527	402
Loss from continuing operations	(6,263)	(8,031)	655	(7,376)	(9,580)	(13,639)	(20,999)
(Loss) income from discontinued operations	(128)	22	—	22	689	(106)	2,381
Gain on sale of discontinued operations	—	—	—	—	15,613	—	25,909
Income taxes on discontinued operations	—	—	—	—	(6,521)	—	(11,316)
Minority interest in discontinued operations	4	(1)	—	(1)	(343)	3	(596)
Net loss	(6,387)	(8,010)	655	(7,355)	(142)	(13,742)	(4,621)
Preferred stock dividend	(2,578)	(2,578)	—	(2,578)	(2,578)	(5,156)	(5,156)
Net (loss) income attributable to common stockholders	$(8,965)	$(10,588)	$655	$(9,933)	$(2,720)	$(18,898)	$(9,777)

Hilltop Holdings Inc.

Unaudited Homeowner and Home Renter Activity

	Three Months Ended			Six Months
	March 31,	June 30,		Ended June 30,
	2007	2007	2006	2007	2006

Homeowner activity:
Homeowner move ins	203	186	277	389	530
Homeowner move outs	(337)	(405)	(540)	(742)	(1,088)
Home sales	148	169	130	317	262
Repossession move outs.	(184)	(213)	(358)	(397)	(661)
Net homeowner activity	(170)	(263)	(491)	(433)	(957)

Home renter activity:
Home renter move ins	708	660	945	1,368	1,872
Home renter lease with option to purchase move ins	541	457	403	998	792
Home renter move outs	(867)	(1,004)	(944)	(1,871)	(1,799)
Net home renter activity	382	113	404	495	865

Net activity	212	(150)	(87)	62	(92)

The following reconciles the above activity to the period end occupied homesites

Net homeowner activity	(170)	(263)	(491)	(433)	(957)
Occupied homeowner sites, beginning of period	38,494	38,324	39,943	38,494	40,409
Occupied homeowner sites, end of period	38,324	38,061	39,452	38,061	39,452

Net home renter activity	382	113	404	495	865
Occupied home renter sites, beginning of period.	8,664	9,046	7,929	8,664	7,468
Occupied home renter sites, end of period	9,046	9,159	8,333	9,159	8,333

Total occupied homesites, end of period	47,370	47,220	47,785	47,220	47,785
Total occupancy percentage	82.7%	82.4%	83.5%	82.4%	83.5%

Hilltop Holdings Inc.

Unaudited Consolidated Balance Sheets

(Amounts in thousands)

	June 30,	December 31,
	2007	2006
Assets
Rental and other property, net	$1,359,657	$1,390,564
Assets held for sale	15,435	15,326
Investments
Trading securities, at fair value (cost of $592)	657	—
Securities available for sale, at fair value (amortized cost of $121,055)	117,937	—
Securities held to maturity, at amortized cost (fair value of $6,467)	6,469	—
Cash and cash equivalents	74,855	29,281
Restricted cash	6,982	6,784
Tenant and other receivables, net	3,481	4,651
Reinsurance receivables, net of uncollectible amounts	3,984	—
Premiums receivable	23,158	—
Notes receivable, net	28,714	29,904
Loan origination costs, net	15,157	16,736
Loan reserves	36,225	33,305
Goodwill	23,708	—
Indefinite lived intangible assets	3,000	—
Finite lived intangible assets	18,025	6,457
Deferred income taxes	26,531	—
Deferred acquisition costs	7,288	—
Prepaid expenses and other assets	14,369	9,693
Total assets	$1,785,632	$1,542,701

Hilltop Holdings Inc.

Unaudited Consolidated Balance Sheets (continued)

(Amounts in thousands)

	June 30,	December 31,
	2007	2006
Liabilities and Stockholders' Equity
Notes payable	$1,100,441	$1,046,500
Reserve for losses and loss adjustment expenses	21,754	—
Unearned premiums	64,178	—
Liabilities related to assets held for sale	134	247
Accounts payable and accrued expenses	38,543	28,946
Dividends payable	1,719	1,903
Tenant deposits and other liabilities	18,928	17,727
Total liabilities	1,245,697	1,095,323

Minority interest	10,712	28,142

Commitments and contingencies

Stockholders' equity
Preferred stock, no par value, 5,750,000 shares authorized, 5,000,000 shares issued and outstanding at June 30, 2007 and December 31, 2006, respectively; liquidation preference of $25 per share plus accrued but unpaid dividends	119,108	119,108
Common stock, $.01 par value, 100,000,000 shares authorized, 56,400,427 and 41,346,287 shares issued and outstanding at June 30, 2007 and December 31, 2006, respectively	564	413
Additional paid-in capital	923,826	794,653
Accumulated other comprehensive income	(439)	—
Retained deficit	(513,836)	(494,938)
Total stockholders' equity	529,223	419,236
Total liabilities and stockholders' equity	$1,785,632	$1,542,701